BLUE DOLPHIN ENERGY COMPANY

PRESS RELEASE
FOR IMMEDIATE RELEASE
November 15, 2011

BLUE DOLPHIN REPORTS THIRDQUARTER 2011 FINANCIAL RESULTS

Houston, November 15 / PRNewswire / -- Blue Dolphin Energy Company (Nasdaq:BDCO) (“Blue Dolphin”), an independent oil and gas company with operations in the U.S. Gulf of Mexico and the North Sumatra Basin in offshore Indonesia, today announced financial results for the three and nine month periods ended September 30, 2011.

For the three months ended September 30, 2011 (the “current quarter”), Blue Dolphin reported a net income of $2,523,534, which included a gain on the sale of property and equipment of $3,267,070, compared to a net loss of $69,082 for the three months ended September 30, 2010 (the “previous quarter”).  Revenue for the current quarter was $520,423 compared to $740,309 for the previous quarter.  The reduction in revenue in the current quarter was primarily attributable to a decrease in gas volumes transported, which was offset by an increase in oil and gas sales in the period.

	Three Months Ended		Net Increase
	September 30,		(Decrease)
(In thousands, except per share amounts)	2011	2010	2011 vs 2010

Total Revenue	$520	$740	$(220)
Total cost of operations	$1,269	$817	$452

Gain on sale of property and equipment	$3,267	$-	$3,267

Interest and other income	$5	$8	$(3)

Net income (loss)	$2,524	$(69)	$2,593
Income (loss) per common share
Basic	$1.20	$(0.04)	$1.24
Diluted	$1.20	$(0.04)	$1.24

For the nine months September 30, 2011 (the “current period”), Blue Dolphin reported a net income of $1,677,512, which included a gain on the sale of property and equipment of $3,267,070, compared to a net loss of $964,773 for the nine months ended September 30, 2010 (the “previous period”).  Revenue for the current period was $1,833,159 compared to $1,672,009 for the previous period.  The increase in revenue in the current period was primarily the result of increased oil and gas sales.

	Nine Months Ended		Net Increase
	September 30,		(Decrease)
(In thousands, except per share amounts)	2011	2010	2011 vs 2010

Total Revenue	$1,833	$1,672	$161
Total cost of operations	$3,438	$2,656	$782

Gain on sale of property and equipment	$3,267	$-	$3,267

Interest and other income	$15	$19	$(4)

Net income (loss)	$1,678	$(965)	$2,642
Income (loss) per common share
Basic	$0.80	$(0.54)	$1.34
Diluted	$0.80	$(0.54)	$1.34

There are currently 2,098,390 shares of common stock, par value $0.01 per share, issued and outstanding.

Blue Dolphin Energy Company (Nasdaq:BDCO) is engaged in the gathering and transportation, as well as the exploration and production, of oil and natural gas. For additional company information, visit Blue Dolphin’s corporate website at http://www.blue-dolphin.com.

Contact:
Ivar Siem
Chairman and Chief Executive Officer
713-568-4723

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to our ability to continue as a going concern; collectability of a $2.0 million loan receivable, net of credited and recovered amounts; our ability to complete a business combination with one or more target businesses; our ability to secure additional working capital to fund operations; our ability to monetize our pipeline assets; our ability to improve pipeline utilization levels; performance of third party operators for properties where we have an interest; production from oil and natural gas properties that we have interests in; volatility of oil and natural gas prices; uncertainties in the estimation of proved reserves and in the projection of future rates of production, the timing of development expenditures and the amount and timing of property abandonment; costly changes in environmental and other government regulations for which Blue Dolphin is subject; adverse changes in the global financial markets; and potential delisting of Blue Dolphin’s common stock by Nasdaq due to non-compliance with Nasdaq listing requirements.  Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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